EXHIBIT 11.1

CODE OF ETHICS

Code of Conduct (Business Ethics Policy of Qiao Xing Universal Telephone Inc.
and its subsidiaries)

1.	Qiao Xing Universal Telephone Inc. and its subsidiaries believe that honesty, integrity and fairplay are important company assets in business. It is therefore important for all of you to ensure that the Company’s reputation is not tarnished by dishonesty, disloyalty or corruption. The following guidelines set out the standards of behavior expected and explain how you should respond to different situations in business dealings:

SOLICITING, ACCEPTING AND OFFERING ADVANTAGES Soliciting Advantages

2.	It is the policy of Qiao Xing Universal Telephone, Inc. and its subsidiaries to prohibit employees to solicit any advantage from clients, contractors, suppliers or any person in connection with company business. The term “advantage” is defined here to include gift, loan, fee, reward, office, employment, contract, service and favor.

Accepting Advantages

3.	If the acceptance of an advantage could affect your objectivity or induce you to act against the Company’s interests, you should decline to accept. Similarly, if acceptance could lead to questions or complaints of bias or impropriety, the offer should also be declined.

4. Where an advantage is voluntarily given, you could consider accepting only if:-

a)	the acceptance will not influence your performance;

b)	you will not feel obliged to do something in return for the offeror;

c)	you are able to openly discuss the acceptance without reservation; and

d)	the nature (e.g. advertising or promotional gift, customary gift or lucky money given during festive occasions) and the value (e.g. not exceeding US$20) of the advantage are such that refusal could be seen as unsociable or impolite.

Offering Advantages

5.	Under no circumstance should an employee offer advantages or bribes to any person or company, private or public, for the purpose of obtaining or retaining business, or to influence them in relation to contracts, tenders and auctions.

CONFLICT OF INTEREST

6.	Conflict of interest situations arise when the personal interests of an employee compete or conflict with the interests of the Company. You should avoid such situations, actual or potential, which may compromise your integrity and put the Company’s interests and reputation at stake. You must declare to the Company and financial interest, direct or indirect, which you or members of your immediate family may have, in any business or other organization which competes with the Company or with which the Company has business dealings.

Outside Employment/Investment

7.	Employee should refrain from engaging in outside employment, business, investments or activities that might conflict with Company interests. If you wish to take concurrent employment, either regular or on a consulting basis, you must seek the prior written approval before accepting the employment.

Entertainment/Loans/Gambling

8.	Although entertainment is an acceptable form of business and social behavior, you should turn down invitations to meals or entertainment that are excessive in nature or frequently, so as to avoid embarrassment or loss of objectivity when conducting Company business.

9.	You or your immediate family should not grant or guarantee a loan to, or accept a loan from or through the assistance of any individual or organization having dealing with the Company. There is, however, no restriction on normal bank lendings.

10.	You are advised not to engage in frequent and excessive gambling of any kind, including games of mahjong, with persons having business dealings with the Company. In social games with clients, contractors or suppliers, you must exercise judgement and withdraw from any high stake games.

Handling Company Property/Confidential Information

11.	Appropriation of Company properties, including raw material and finished goods by employees for personal use or for resale is strictly prohibited. In these cases, the Company may, without notice or payment in lieu, dismiss the offending employee.

12.	You are not allowed at any time to disclose any confidential information to anybody outside the Company or use such information to further personal interest e.g. insider trading.

COMPLIANCE WITH THE COMPANY CODE

13.	All employees should familiarize themselves with the content of and comply with the Company Code of Conduct. In case of doubt, you should consult Human Resources Department of the entity that employs you. All reports on conflicts of interest should be submitted to Human Resources Department. Applications for acceptance of advantages/outside employment etc should be submitted to Human Resources Department for prior approval.

Discipline/Complaint

14.	Anyone breaching the Code will be disciplined, including termination of employment and may, in some circumstances, be prosecuted under the applicable laws of the jurisdictions in question.

15.	Any complaints on possible breach of this Code can be made to Human Resources Chief Executive of the entity by which you are employed and will be treated promptly and fairly.

Review of Company Code of Conduct

16. This Code of Conduct will be reviewed and updated from time to time.

Signature:

Company Chop	Employee Name:
Date: